Exhibit 99.1
   PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF FISCAL 2005

St. Louis, MO, February 1, 2005 … Ralcorp Holdings, Inc. (NYSE:RAH) today reported net sales for the three months ended December 31, 2004 of $440.1 million, up 21 percent from $362.5 million for the three months ended December 31, 2003. Earnings before equity earnings were $20.6 million for this year’s first fiscal quarter compared to $15.0 million for the same quarter last year. Net earnings for the first quarter were $16.6 million in fiscal 2005 compared to $11.7 million for fiscal 2004. Diluted earnings per share were $.55 compared to $.39 a year ago.

Ralcorp’s results for the first quarter of fiscal 2005 included a full three months of results from the Bakery Chef business and the Concept 2 Bakers (C2B) business, acquired on December 3, 2003 and February 27, 2004, respectively, while the results for the first quarter of fiscal 2004 included only about one month of Bakery Chef results and no C2B results. Both Bakery Chef and C2B are reported in the Frozen Bakery Products segment.

Effective at the beginning of fiscal year 2005, operations of the in-store bakery (ISB) group report to management of Bakery Chef, who then report combined results to Ralcorp’s top management. Consequently, ISB (comprising the Cascade, Lofthouse, and C2B acquisitions) is now combined with Bakery Chef in a reportable segment called Frozen Bakery Products (previously known as Frozen Pancakes, Biscuits & Breads) rather than with Bremner in Cereals, Crackers & Cookies. All corresponding items of segment information for earlier periods have been restated to conform to the new presentation, and a table of selected restated historical segment information is included at the end of this release.

Net Sales by Segment	Three Months Ended
(in millions)	December 31,
	2004	2003
Ralston Foods	$97.5	$83.5
Bremner	85.2	73.2
Cereals, Crackers & Cookies	182.7	156.7
Dressings, Syrups, Jellies & Sauces	97.8	95.6
Snack Nuts & Candy	74.3	70.9
Frozen Bakery Products	85.3	39.3
Total Net Sales	$440.1	$362.5

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Profit Contribution by Segment	Three Months Ended
(in millions)	December 31,
	2004	2003
Cereals, Crackers & Cookies	$19.5	$17.0
Dressings, Syrups, Jellies & Sauces	2.9	2.9
Snack Nuts & Candy	6.0	5.4
Frozen Bakery Products	12.8	5.4
Total Segment Profit Contribution	41.2	30.7
Interest expense, net	(3.9)	(1.7)
Restructuring charges	(.1)	(.3)
Accelerated depreciation	-	(.3)
Systems upgrades and conversions	(1.1)	(.8)
Other unallocated corporate expenses	(3.6)	(4.0)
Earnings before Income Taxes
and Equity Earnings	$32.5	$23.6

Cereals, Crackers & Cookies

First quarter net sales for the Cereals, Crackers & Cookies segment increased $26 million (17 percent) from last year, with the Ralston Foods cereal division growing $14.0 million and the Bremner cracker and cookie division adding $12.0 million.

At Ralston Foods, private label ready-to-eat (RTE) cereal sales volume set a record and was nearly 20 percent higher than last year, despite little growth in the overall store brand RTE category. That growth is attributable primarily to increased distribution of both existing and new cereal products with top customers. Hot cereal volumes were flat. Smaller channels were mixed compared to last year, with foodservice sales volume 19 percent lower while co-manufacturing volume approximately doubled. Competitive bid situations continue to apply downward pressure on selling prices, but the effect on net sales was more than offset by product mix in the first quarter.

At Bremner, pricing held steady while volumes increased due to incremental sales to customers of an insolvent competitor and growing sales with existing customers, partially offset by significantly lower co-manufacturing sales (down $5.5 million). Bake-Line Group, LLC filed a Chapter 7 bankruptcy petition and ceased operations on January 12, 2004. Since then, Bremner has begun supplying products to several former Bake-Line customers. Cracker sales volume was up 12 percent, primarily in relatively higher-priced specialty items, and cookie volume was up 25 percent, primarily in lower-priced sandwich cremes.

For the remainder of 2005, both RTE and Bremner sales growth are expected to slow as the effects of new products and customers will have a reduced impact on the year-over-year comparisons. In addition, certain co-manufacturing agreements are expected to decline in volume or expire.

The segment’s profit contribution for the first quarter improved $2.5 million (15 percent) from last year. The effects of increased sales and favorable mix were partially offset by escalating freight costs (approximately $1.8 million), unfavorable ingredient costs (approximately $2.5 million, especially grain products, soybean oil, raisins, and tree nuts), and increased promotional spending ($1.3 million). Freight rates have been driven higher by fuel costs, carrier pricing, premiums to secure trucks, and geographic transportation shifts. The additional promotional costs included product demonstrations, premiums, and in-store signage for Ralston Foods and package redesign costs (primarily related to trans fat label declarations) for Bremner.

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Dressings, Syrups, Jellies & Sauces

In the Dressings, Syrups, Jellies & Sauces segment, also known as Carriage House, net sales for the three months ended December 31, 2004 were up $2.2 million (2 percent) from last year’s first quarter. The increase came from favorable product mix and higher pricing in response to rising costs, as overall sales volume was nearly flat. A volume reduction due to the loss of pourable salad dressing sales to a major customer was offset by increased volumes in other product lines.

The segment’s first quarter profit was unchanged from a year ago. Unfavorable costs of raw materials (approximately $1.8 million, especially soybean oil, fruits, and packaging) and freight (approximately $1.5 million) more than offset increases in net sales. The resulting shortfall in gross profit was offset by reduced selling, general and administrative costs. SG&A had included process improvement consulting fees in last year’s first quarter, while the first quarter of fiscal 2005 benefited from savings derived from recent cost reduction projects.

Snack Nuts & Candy

First quarter net sales for the Snack Nuts & Candy segment, also known as Nutcracker Brands, grew $3.4 million (5 percent) from last year. This growth came primarily from price increases driven by higher ingredient costs, partially offset by an unfavorable mix. Sales volume was flat as expanded distribution with both new and existing customers offset the effects of reduced orders of holiday gift packs and promotional items.

The segment’s profit contribution for the first quarter improved $.6 million (11 percent) from a year ago. In last year’s first quarter, a volume surge and the implementation of new information systems resulted in temporary production inefficiencies and higher inventory storage costs. In the first quarter of fiscal 2005, the selling price increases were offset by $4.7 million of cost increases in ingredients (cashews, pecans, almonds, macadamias, and Brazil nuts), unfavorable mix, and higher expenses (including $.2 million of relocation and severance costs associated with staffing reduction initiatives).

Frozen Bakery Products

As previously mentioned, the Frozen Bakery Products segment consists of Bakery Chef, Inc. and the ISB group, composed of the Cascade, Lofthouse, and C2B acquisitions.

Net sales for the segment grew to $85.3 million for the quarter ended December 31, 2004, from $39.3 million for the quarter ended December 31, 2003. About $30 million of the increase was the result of an additional two months of results from Bakery Chef, acquired December 3, 2003. Another $10 million is attributable to C2B, acquired February 27, 2004. The organic growth was primarily driven by stronger ISB holiday cookie volume.

Frozen Bakery Products profit contribution improved $7.4 million from last year’s first quarter. Again, nearly 90 percent of the increase was the result of the timing of acquisitions. The remaining increase was profit from incremental holiday cookie sales and $.5 million of favorable material costs, partially offset by higher operating expenses and $.4 million of additional intangible asset amortization expense.

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Interest Expense

Interest expense was $3.9 million for the three months ended December 31, 2004, compared to $1.7 million in the first quarter of the prior year. The increase is primarily attributable to $270 million of additional borrowings (yielding a weighted average fixed interest rate of 4.60 percent) to fund the Bakery Chef acquisition in December 2003. Outstanding long-term debt increased from $155.9 million at September 30, 2003 to $425.9 million at December 31, 2003. Debt remained at approximately that amount until November 2004, when $50 million of Floating Rate Senior Notes was repaid with proceeds from the sale of accounts receivable (discussed further below). In December 2004, the interest rate on the remaining $100 million of Floating Rate Senior Notes was effectively fixed at 3.91 percent through December 2009 with an interest rate swap contract. The weighted average interest rate on all of the Company’s outstanding debt was 3.96 percent in the first quarter of fiscal 2005 compared to 2.32 percent in the first quarter of fiscal 2004.

The Company has an agreement which gives it the ability to sell up to $66 million of certain of its trade accounts receivable on an ongoing basis through fiscal 2005. Discounts related to this agreement totaled $.1 million in the first quarter of fiscal 2005 and 2004 and are included in the consolidated statement of earnings in selling, general and administrative expenses.

Equity Interest in Vail Resorts, Inc.

Ralcorp continues to hold an approximate 21 percent equity ownership interest in Vail Resorts, Inc. (NYSE:MTN) Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts’ operating results on a two-month time lag. Vail Resorts’ operations are highly seasonal, typically yielding income for the second and third fiscal quarters and losses for the first and fourth fiscal quarters. For the first quarter ended December 31, 2004, this investment resulted in a non-cash pre-tax loss of $6.2 million ($4.0 million after taxes), compared to $5.0 million ($3.3 million after taxes) for last year’s first quarter.

Additional Information

See the attached schedules for additional information regarding the Company’s results and financial position. In addition to the results of operations discussed above, the following items should be considered when evaluating current and prior year results.

Restructuring charges totaled $.1 million and $.3 million in the first quarter of fiscal 2005 and 2004, respectively. This year’s charges related to the closure of the Kansas City plant. Last year’s charges related to the relocation of ISB production facilities. With the exception of the sale of the Kansas City facility, both of these projects have been completed and no significant future charges are expected.

In addition to the restructuring charges, the ISB restructuring project resulted in accelerated depreciation due to the shortened expected useful lives of certain property and equipment not transferred to the new facility or other Ralcorp plants. That extra depreciation totaled $.3 million for the three months ended December 31, 2003 and is included in cost of products sold in the consolidated statement of earnings.

Large-scale information systems upgrades and conversions resulted in incremental expenses of $1.1 million and $.8 million in the first quarter of fiscal 2005 and 2004, respectively. These expenses are not allocated to the operating segments and are included in selling, general and administrative expenses in the consolidated statement of earnings. The projects began during fiscal 2003 and are expected to continue into fiscal 2006.

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It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year. Certain aspects of the Company’s operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. In addition, although the costs of energy, freight and several commodities increased significantly from prior year costs, most of the effects were mitigated during the first quarter through hedging and forward purchase contracts as well as volume and selling price increases. If these costs remain at elevated levels as expected, some of these mitigating factors will become less effective when favorable hedging contracts expire or if sales volume growth slows, resulting in lower profit margins for the remainder of fiscal 2005.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; griddle products including frozen pancakes, waffles, and French toast; and biscuits and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(In millions except per share data)
	Three Months Ended
	December 31,
	2004	2003

Net Sales	$440.1	$362.5
Cost of products sold	(351.5)	(291.9)
Gross Profit	88.6	70.6
Selling, general and administrative expenses	(52.1)	(45.0)
Interest expense, net	(3.9)	(1.7)
Restructuring charges	(.1)	(.3)
Earnings before Income Taxes
and Equity Earnings	32.5	23.6
Income taxes	(11.9)	(8.6)
Earnings before Equity Earnings	20.6	15.0
Equity in loss of Vail Resorts, Inc.,
net of related deferred income taxes	(4.0)	(3.3)
Net Earnings	$16.6	$11.7

Earnings per Share
Basic	$.56	$.40
Diluted	$.55	$.39

Weighted Average Shares Outstanding
Basic	29.4	29.1
Diluted	30.3	29.7

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RALCORP HOLDINGS, INC.
DEPRECIATION AND AMORTIZATION BY SEGMENT
(In millions)

	Three Months Ended
	December 31,
	2004	2003

Cereals, Crackers & Cookies	$5.6	$5.5
Dressings, Syrups, Jellies & Sauces	2.1	2.2
Snack Nuts & Candy	.7	.6
Frozen Bakery Products	3.7	.9
Corporate	.5	.7
Total	$12.6	$9.9

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions)

	Dec. 31,	Sep. 30,
	2004	2004

Current Assets	$254.4	$330.3
Noncurrent Assets	889.0	891.3
Total Assets	$1,143.4	$1,221.6

Current Liabilities	$153.3	$199.3
Long-term Debt	376.7	425.7
Other Noncurrent Liabilities	151.8	152.4
Shareholders' Equity	461.6	444.2
Total Liabilities and Shareholders' Equity	$1,143.4	$1,221.6

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RALCORP HOLDINGS, INC.
SELECTED RESTATED SEGMENT INFORMATION
(In millions)

	Fiscal 2004
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
Net Sales
Ralston Foods	$83.5	$85.2	$83.7	$96.2	$348.6
Bremner	73.2	80.1	77.2	83.1	313.6
Cereals, Crackers & Cookies	156.7	165.3	160.9	179.3	662.2
Dressings, Syrups, Jellies & Sauces	95.6	99.5	97.6	96.1	388.8
Snack Nuts & Candy	70.9	45.8	50.1	64.1	230.9
Frozen Bakery Products	39.3	72.8	77.7	86.7	276.5
Total	$362.5	$383.4	$386.3	$426.2	$1,558.4
Profit Contribution
Cereals, Crackers & Cookies	$17.0	$19.4	$15.0	$17.3	$68.7
Dressings, Syrups, Jellies & Sauces	2.9	4.1	3.6	1.0	11.6
Snack Nuts & Candy	5.4	3.3	5.0	6.5	20.2
Frozen Bakery Products	5.4	7.8	10.6	14.6	38.4
Total Segment Profit Contribution	30.7	34.6	34.2	39.4	138.9
Interest expense, net	(1.7)	(3.8)	(3.7)	(3.9)	(13.1)
Restructuring charges	(.3)	(.3)	(.4)	(1.4)	(2.4)
Accelerated depreciation	(.3)	-	(.5)	(.6)	(1.4)
Litigation settlement income	-	.8	.1	-	.9
Systems upgrades and conversions	(.8)	(1.7)	(1.2)	(1.8)	(5.5)
Other unallocated corporate expenses	(4.0)	(3.1)	(3.8)	(4.6)	(15.5)
Earnings before Income Taxes
and Equity Earnings	$23.6	$26.5	$24.7	$27.1	$101.9
Depreciation and Amortization
Cereals, Crackers & Cookies	$5.5	$5.3	$5.1	$5.7	$21.6
Dressings, Syrups, Jellies & Sauces	2.2	2.1	2.3	2.2	8.8
Snack Nuts & Candy	.6	.6	.6	.6	2.4
Frozen Bakery Products	.9	3.2	4.0	3.5	11.6
Corporate	.7	.5	.7	1.2	3.1
Total	$9.9	$11.7	$12.7	$13.2	$47.5

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